Exhibit 3.43

CERTIFICATE OF INCORPORATION

OF

VALASSIS MANUFACTURING COMPANY

The undersigned, a natural person, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation is Valassis Manufacturing Company (hereinafter called the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter called the “General Corporation Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1000) shares, all of which shall be designated Common Stock, of par value $.01 per share.

FIFTH: The name and mailing address of the sole incorporator is as follows:

Name	Address
Patrick C. Scott	c/o McDermott Will & Emery 50 Rockefeller Plaza New York, NY 10020

SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal By-Laws, subject to the reserved power of the stockholders to amend and repeal any By-Laws adopted by the Board of Directors.

SEVENTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty as a director unless, and only to the extent that, such director is liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to, repeal or adoption of any provision of the certificate of incorporation inconsistent with this article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.

EIGHTH: Each person who at any time is or was an officer or director of the Corporation, and is or was threatened to be made a party to any threatened, pending or completed

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:30 PM 12/06/2001 010623277 – 3465256

action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer or director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys’ fees), reasonably incurred by him in connection with any such action, suit or proceeding to the full extent permitted by the General Corporation Law including Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time. The foregoing right of indemnification shall in no way be deemed exclusive of any other rights of indemnification to which such officer or director may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, does hereby make, file and record this Certificate, and certify that the facts herein stated are true, and I have accordingly set my hand hereto this 6th day of December 2001.

/s/ Patrick C. Scott
Patrick C. Scott Sole Incorporator